Exhibit 10.1

MR. JUDD B. MERRILL	May 9, 2025

RE:         EMPLOYMENT LETTER AGREEMENT

COMSTOCK INC. (the “Company” or “Comstock”) is pleased to confirm its interest in entering into the agreements outlined in Annex A hereto (the “Employment Term Sheet” and, together with this letter, the “Letter Agreement”).

The terms of this Letter Agreement shall be deemed to be binding with regard to the essential business and economic terms hereof, on and subject to the terms and conditions hereof, until such time as the parties have executed and delivered definitive agreements (“Definitive Agreements”) in respect of the transactions contemplated in Annex A, after which those Definitive Agreements shall in all respects govern the terms and conditions of the parties’ agreements in connection with the subject matter hereof. The undersigned each hereby agree, represent and warrant that it has all requisite power and authority to execute, deliver and perform this Letter Agreement; that this Letter Agreement has been duly and validly executed and delivered and constitutes legal, valid and binding obligations of the undersigned; and, that the execution, delivery and performance by the undersigned of this Letter Agreement and the consummation of the actions contemplated herein and therein have been duly authorized by all necessary action, subject to final approval of compensation committee.

Thank you for your consideration for rejoining Comstock. All of us here at the Company appreciate your past contributions from past roles and believe this represents a new and extraordinary opportunity for joining a leading team with leading renewable technology solutions (and a potentially globalizing opportunity in renewable metals).

We would very much appreciate the opportunity to work together again and very much look forward to that reality.

Regards, COMSTOCK INC. By: /s/ Corrado De Gasperis Name: Corrado De Gasperis Title: Executive Chairman and CEO

ACCEPTED:

By:            /s/ JUDD B. MERRILL

Name:      JUDD B. MERRILL

COMSTOCK INC. 117 American Flat Road Virginia City, Nevada www.comstockinc.com

Annex A

Employment Term Sheet

Name	Judd B. Merrill (the “Employee”).

Title(s)	Chief Financial Officer (“CFO”); President of Comstock Mining LLC

You will immediately integrate into the leadership of the Corporation and be part of a core team that operates systemically, applying both the Theory of Constraints (Dr. Goldratt) and Theory of Profound Knowledge (Dr. Deming) for managing the enterprise, at both the process and project levels. We use logical thinking tools for forging alignment, identifying undesirable effects, understanding needs, establishing common goals, identifying and resolving conflict, and identifying, planning, developing and implementing faster, higher quality, innovation-based throughput generating systems, using these same methods.

We are also evaluating a number of potentially transformative transactions for 2025, designed to ensure that we unlock and deliver the value that we have created and are continuously creating, including a spin-off of Comstock Fuels Corp., as a public company, that would then result in two public companies, a high-growth, renewable metals and mining company headquartered in Nevada, and a renewable fuels company headquartered in Oklahoma.

You will immediately assume the role of Principal Financial Officer, and lead the financial processes of Comstock Inc., and its subsidiaries, including managing liquidity in capital resources, financial accounting and reporting, and other related financial and administrative processes, and including the administrative efforts for effecting the Fuels spin off. You will also immediately assume the role of President of Comstock Mining LLC and, upon the successful spin out of Comstock Fuels Corp., you would then also be elevated to the role of President of Comstock Inc. There is a lot of new information that you need to assimilate and the period leading up to the spin-off is ideal for a significant number of transitionary activities and that assimilation. As president of Comstock Inc., you would them elevate into the top succession candidate position for becoming the next Chief Executive Officer of Comstock Inc., that once approved by the Board and affected, would report to the current Executive Chairman and the rest of the Board of Directors and result in a commensurate increase in compensation.

Initial Base Salary	$389,500.00 per year, subject to increase at the discretion of the Company’s Chief Executive Officer and/or Board of Directors as may be appropriate from time to time to levels commensurate with Employee’s scope and the extent of the Company’s performance, commencing MAY 19, 2025 (“Start Date”).

Performance Incentives	Employee shall be entitled to participation in the Company’s company-wide profit sharing plan (“Profit Plan”) and equity compensation plan (“Equity Plan” and, together with the Profit Plan, (the “Employee Incentive Plans”).

Benefits and Plan Participation	Up to 4 weeks of paid time off per year. Participation in the employee benefit, equity, and profit sharing plans made available to employees of the Company.

Expenses	Employee shall be promptly reimbursed for normal and necessary business expenses incurred in connection with Employee’s business efforts on Company’s behalf hereunder.

Term / Postemployment	The term of employment shall be one (1) year, beginning on the Start Date (“Initial Term”), and shall be automatically be renewed for consecutive one-year terms (each, an “Extension Term” and, together with the Initial Term, the “Term”) at the end of the Initial Term and each successive Extension Term unless either party provides written notice of termination sixty (60) days prior to the expiration of the applicable Term. The employment includes one-year of salary continuation postemployment for severance or termination without cause.

Confidentiality	The undersigned shall comply with the Nondisclosure Agreement attached hereto (“NDA”), which is hereby incorporated by reference into the Binding Terms hereof. The parties hereby further agree that the term Evaluation Material defined in the NDA shall be construed to include the existence and terms of this Letter Agreement. Until and unless the Closing has occurred, no party shall make any public or other disclosure of regarding the Transaction in the absence of each of the other parties’ express written consent. This confidentiality term shall specifically extend to any and all direct and indirect communications between the parties hereto, of any kind or nature, which in any way involves the existence and terms of this Letter Agreement, and the existence or involvement of the parties hereto in the transactions contemplated hereunder.

Governing Law and Forum	Company and Employee hereby submit and consent to the exclusive venue and jurisdiction of Nevada in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive and agree not to assert as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement may not be enforced in or by said courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.

EXHIBIT A

NONDISCLOSURE AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (this “Agreement”) effective as of MAY 19, 2025 (the "Effective Date"), is entered into by and between COMSTOCK INC. (“Comstock”), and Judd B. Merrill (“Employee”).

RECITALS

WHEREAS, the Parties desire to engage in discussions relative to employment (the "Transaction”).

WHEREAS, the Parties anticipate that during the course of such discussions they will be exchanging confidential and proprietary information for the purpose of evaluating and analyzing the Transaction.

WHEREAS, the Parties wish to limit the scope of the information so exchanged as hereinafter set forth and to provide that each Party will hold all such information in strictest confidence.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.    Information. The Parties shall generate, exchange, receive, and use Information solely as may be reasonably necessary for the purpose of evaluating and analyzing the Transaction. As used herein, the term “Information” shall mean the following types of information and data: algorithms; analyses; analytical data; analytical procedures; apparatuses; applications; assays; assembly procedures; assumptions; business strategies and tactics; commercialization strategies and tactics; communications; compositions; computer code; computer models; concepts; conclusions; controls; data; data collections; databases; derivations; descriptions; designs; devices; discoveries; drawings; embodiments; engineering; estimates; equations; experiences; experiments; experiment designs; failure points; financial models; forecasts; formulae; formulations; heuristics; hypotheses; ideas; identities; images; improvements; industrial models; information; inferences; ingredients; innovations; instructions; interpretations; inventions; invention disclosures; know- how; knowledge; manufacturing data and procedures; mask works; materials; mathematics; methods; micrographs; milestones; mixtures; models; moral rights; notes; objectives; observations; operations; patterns; photographs; plans; practices; predictions; presentations; procedures; process sheets; processes; products; programs; protocols; prototypes; rate limiting factors; recipes; records; reports; requirements; research; results; scaling requirements; services; sketches; skills; software; specifications; statistical models; submissions; substances; summaries; supplier and sourcing information; systems; technical information; techniques; technologies; tests; theories; tolerances; trade secrets; transcripts; trials; trademarks; variables; videos; and, visualizations. For avoidance of doubt, Information may be communicated or subsist in any form or medium (tangible, intangible, oral, written, electronic, observational, or other), and shall include any of the foregoing types of information and data produced at least in part by artificial intelligence, such as large language models, generative adversarial neural networks, machine learning algorithms, deep learning frameworks, and any other forms of computational intelligence.

2.    Confidential Information. The Parties shall treat all Information generated, exchanged, received, and/or used in connection with the Transaction as proprietary, confidential, and competitively sensitive “Confidential Information” until and unless both Parties have provided their respective written authorization for release for patenting and/or publication (“Authorized Information”). In an abundance of caution, all Information that has not been explicitly designated in writing as Authorized Information shall be treated by the Parties as Confidential Information, even if such information and data is not explicitly marked or otherwise designated as Confidential Information. The term "Confidential Information" does not include information that (i) was in the recipient's files in written form prior to receipt, (ii) is or becomes generally known to the public other than by an act or failure to act on the part of the recipient in violation of this Agreement, (iii) becomes available to recipient without an obligation of confidentiality from a Party who has a right to disclose the Confidential Information, or (iv) was or is developed independently without use of or reference to the Information.

3.    Disclosure. In the event that either Party hereto is requested in any proceeding to disclose any Confidential Information, it will give the other Party prompt notice of such request so that it may seek an appropriate protective order. It is further agreed that, if in the absence of a protective order a Party is nonetheless, in the written opinion of independent legal counsel, compelled to disclose Confidential Information, it may disclose such information without liability hereunder; provided, however, that neither Party will disclose any Confidential Information that is privileged by the attorney-client or attorney-work product privilege or any other applicable privilege without the prior written consent of the other Party or pursuant to court order, and provided further, that the disclosing Party shall give the other Party written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable and, upon the request of such other Party, shall use its reasonable best efforts to obtain assurances that confidential treatment will be accorded to the Confidential Information required to be disclosed. Each Party agrees that, unless required to comply with applicable laws or regulations, (i) it will not, without the written consent of the other Party, make any public disclosure that it is having or has had discussions or negotiations with the other Party concerning the Transaction or the status of such discussions or negotiations, and (ii) it shall treat all such information as Confidential Information hereunder.

4.    Return of Confidential Information. Each Party agrees that upon the written request of the other Party it will promptly return to the other Party, without retaining any copies thereof, or destroy, all documents constituting the Confidential Information and will destroy all memoranda, notes and other writings prepared by it or its directors, officers, employees, agents or representatives that are based on the Confidential Information.

5.    Non-Use of Confidential Information. No Party shall use any Confidential Information received from the other Party for any competitive or other purpose other than completion and performance of the Transaction; provided, however, that a Party may disclose any Confidential Information: (i) to those of its directors, officers, employees, agents or representatives (who may include investment and other advisors and potential lenders) who need to know such information for the purpose of evaluating the Transaction (prior to any such disclosure, each Party shall inform such persons of the confidential nature of the Confidential Information and of their obligation to treat such Confidential Information confidentially pursuant to this Agreement, including their obligation to return or destroy such information upon request of the other Party hereunder); and (ii), to governmental agencies (to the extent their consent is required for the Transaction). For avoidance of doubt, except in collaboration with or with the prior express written consent of the disclosing Party in each instance, neither Party, nor any of their successors, assigns, affiliates, officers, directors, employees, agents, or representatives shall directly or indirectly, (i) contact, solicit, and/or engage in discussions, negotiations, agreements, contracts, or other transactions with any party or parties introduced to the receiving Party by the disclosing Party ("Confidential Parties") similar to, in competition with, or which otherwise could have the effect of preventing the disclosing Party from receiving the full benefit of the Transaction contemplated by this Agreement; (ii) solicit a Confidential Party to enter into any such Transaction; (iii) induce, solicit, procure, or otherwise encourage its representatives or any third party, or respond to any solicitation from any of the same, to enter into any such Transaction; or (iv) reverse engineer, disassemble, decompile or design around the disclosing Party’s proprietary services, products, and/or confidential intellectual property relating to or otherwise concerning the Evaluation Material. Notwithstanding anything stated herein, neither Party, nor any of their successors, assigns, affiliates, officers, directors, employees, agents, or representatives, shall directly or indirectly contact, solicit, and/or engage in discussions, negotiations, agreements, contracts, or other transactions with Confidential Parties without the express written consent of the disclosing Party, including, without limitation, Confidential Parties disclosed by the other Party in one or more written addendums hereto that may be executed by the Parties (if applicable), which shall be incorporated by reference herein. Each Party agrees to be responsible for any breach of this Agreement by its directors, officers, employees, agents or representatives. Notwithstanding anything stated in any other provision hereof, this section shall survive for THREE (3) years after the termination or other expiration of this Agreement.

6.    Ownership. It is understood and agreed that any and all Confidential Information, including, but not limited to, patent rights, trademarks and other intellectual property or proprietary rights disclosed by one Party to the next shall be and remain the exclusive property of the disclosing Party. Any disclosure of Confidential Information will be disclosed to the receiving Party with the express understanding that nothing in this Agreement shall be construed as the granting of a license to the receiving Party to use or otherwise exploit for any purpose the Confidential Information.

7.    Term and Survival. Unless otherwise specified herein, the rights and obligations of the Parties hereunder shall terminate TWO (2) years from the date of this Agreement. If Confidential Information constitutes a Trade Secret, as defined in the Defend Trade Secrets Act of 2016 and codified at 18 U.S.C. § 1839, then the period of confidentiality shall continue beyond two (2) years or the earlier termination of this Agreement until such time that the Evaluation Material no longer constitutes a Trade Secret.

8.    Notice. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid.

9.    No Warranties. The Parties expressly agree that neither Party, nor any of their respective employees, agents or representatives, have made or will make any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information. It is further agreed that neither Party, nor any of their respective employees, agents or representatives shall have any liability to the others based on the Confidential Information, errors therein or omissions therefrom.

10.    No Obligation to Complete Transaction(s). Each Party agrees that unless and until a final, written, definitive agreement regarding the Transaction has been executed and delivered, neither Party shall be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this Agreement, except with respect to the matters specifically agreed to herein.

11.    Material Non-Public Information. Each Party is aware, and shall advise its representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

12.    Severability. If any portion or provision of this Agreement shall be held to be invalid or unenforceable for any reason or illegal, that portion shall be severed, and the remainder of this Agreement shall remain valid and enforceable between the Parties. In such event, the Parties shall in good faith attempt to negotiate a substitute clause for any provision declared invalid or unenforceable, which substitute clause shall most nearly approximate the intent of the Parties in agreeing to such invalid provision, without itself being invalid or unenforceable. In the event that the Parties cannot so agree, a court of competent jurisdiction may reform any such invalid or unenforceable provision to make it valid and enforceable. The provisions of this Agreement will, where possible, be interpreted so as to sustain its legality and enforceability.

13.    Waiver. No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless made in writing and signed by the Parties by their respective duly authorized officers or signatories. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

14.    Entire Agreement. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights and obligations hereunder may be assigned by any Party without the prior written consent of the other Party. Any purported assignment in violation of the immediately preceding sentence shall be null and void. For purposes of this Agreement, no consent is required (i) for assignment to an entity in which the transferring Party will own greater than fifty percent of the shares or other interests; (ii) a change of control, or (iii) in connection with any sale, transfer, or disposition of all or substantially all of its business or assets; provided that no such assignment will relieve an assigning Party of its obligations under this Agreement. Any assignment or delegation that violates this provision shall be void.

15.    Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.

16.    Equitable Relief. Each Party recognizes that any breach of the terms of this Agreement shall give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that any non- breaching Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages and appropriate injunctive relief may be applied for (without the need to post any bond) and granted in connection therewith. If specific performance is elected as a remedy hereunder, the electing Party shall be deemed to have waived any claim for other damages, except reasonable attorney’s fees, costs of suit and expenses related to the enforcement of specific performance.

17.    Governing Laws. This Agreement shall be governed and construed in accordance with the laws of Nevada, without giving effect to its conflict of law principles or rules. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transaction contemplated hereby or thereby may only be brought in the United States District Court for the District of Nevada or, if jurisdiction is not then available in the United States District Court for the District of Nevada (but only in such event), then in any court sitting of the State of Nevada in Clark County and any appellate court from any of such courts (in any case, the “Nevada Courts”), and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of the Nevada Courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any of the Nevada Courts.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMSTOCK INC.

By:         /s/ Corrado De Gasperis

Name:    Corrado De Gasperis

Title:      Executive Chairman and CEO

ACCEPTED:

By:                      /s/ Judd B. Merrill

                          JUDD B. MERRILL